EXHIBIT 99.1
FOR IMMEDIATE RELEASE

NMI Holdings, Inc. Names Ravi Mallela as Executive Vice President and Chief Financial Officer

EMERYVILLE, Calif., Dec. 21, 2021 – NMI Holdings, Inc. (Nasdaq: NMIH) announced today that it has appointed Ravi Mallela as Executive Vice President and Chief Financial Officer, effective January 10, 2022. He succeeds Adam Pollitzer who, as previously announced, will assume responsibility as President and Chief Executive Officer on January 1, 2022.

“We are delighted that Ravi is joining our exceptional team at National MI,” said Mr. Pollitzer. “He is a talented executive who brings a wealth of experience and proven track record as a senior finance leader. I look forward to working closely with him and the rest of our management team as we lead with impact for our customers, community and employees, and execute on our growth and capital strategies to deliver long-term value for our shareholders.”

Mr. Mallela previously served as Executive Vice President, Chief Financial Officer and Treasurer of First Hawaiian, Inc., a publicly-traded bank holding company. He has broad experience leading financial reporting, planning and analysis, investor relations, corporate development, tax and treasury functions, and a track record of responsibly managing and deploying capital in a way that balances growth, risk and returns. Earlier in his career, he served as Senior Vice President, Head of Finance and Treasury for First Republic Bank and held senior management positions with Bank of Montreal and Wells Fargo.

About NMI Holdings, Inc.
NMI Holdings, Inc. (NASDAQ: NMIH) is the parent company of National Mortgage Insurance Corporation, a U.S.-based, private mortgage insurance company enabling low down payment borrowers to realize home ownership while protecting lenders and investors against losses related to a borrower's default. To learn more, please visit www.nationalmi.com.

Cautionary Note Regarding Forward Looking Statements
This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act”), the U.S. Private Securities Litigation Reform Act of 1995, or in releases made by the U.S. Securities and Exchange Commission (“SEC”), all as may be amended from time to time. Forward-looking statements are statements about future, not past, events and rely on a number of assumptions concerning future events and involve certain important risks and uncertainties, any of which could cause our actual results to differ materially from those expressed in our forward-looking statements.  Forward-looking statements in this press release include, without limitation, statements regarding National MI’s positioning for its future performance. More information about the risks, uncertainties and assumptions affecting National MI include, but are not necessarily limited to, the risk factors and forward-looking statements cautionary language contained in our Annual Report on Form 10-K and in other filings made with the SEC. We do not undertake, and specifically disclaim, any obligation to revise any forward-looking statements to reflect the occurrence of future events or circumstances.

EXHIBIT 99.1
Investor Contact
John M. Swenson
Vice President, Investor Relations and Treasury
john.swenson@nationalmi.com
(510) 788-8417